EXHIBIT 3.1.8




                           CERTIFICATION OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                         ELECTRONIC CLEARING HOUSE, INC.


ELECTRONIC CLEARING HOUSE, INC., a corporation organized under the laws of the State of Nevada, by its President and Corporate Secretary does hereby certify:

1. That the board of directors of said corporation at a meeting duly convened and held on the 11th day of June, 2001, passed a resolution declaring that the following change and amendment in the Articles of Incorporation is advisable:

RESOLVED, that Article "Fourth" of the Company's Articles of Incorporation be amended to read as follows:

FOURTH.   The amount of the total authorized capital stock of the Corporation is Four Hundred Ten Thousand ($410,000), which shall consist of Thirty-Six Million (36,000,000) shares of Common stock at the par value One Cent ($.01) each and five million (5,000,000) shares of Preferred stock having a par value of One Cent ($.01) each.

          Simultaneously with the effective date of this amendment (the 'Effective Date'), each four shares of the Corporation's common stock, issued and outstanding immediately prior to the Effective Date (the 'Old Common Stock') shall, automatically and without any action on the part of the holder thereof, be reclassified as and changed, pursuant to a reverse stock split (the 'Reverse Stock Split'), into one share of the Corporation's outstanding common stock (the 'New Common Stock'), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the 'Old Certificates,' whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the 'New Certificates,' whether one or more) representing the number of whole shares of the New Common Stock into and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of New Common Stock in the appropriately reduced whole number of shares. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation. In lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, the holder will receive a cash payment in U.S. dollars equal to such fraction multiplied by four times the average of the closing bid and asked price per share of Common Stock as quoted on Nasdaq for the five trading days immediately preceding the Effective Date. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation's transfer agent determines that a holder of Old Certificates has not surrendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which it was issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the stock transfer tax stamps to the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction o f the transfer agent that such taxes are not payable. From and after the Effective Date, the amount of capital shall be represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified, until thereafter reduced or


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increased in accordance with applicable law.  All references elsewhere in the
Amended and Restated Articles of Incorporation to the 'Common Stock' shall, after the Effective Date, refer to the 'New Common Stock'."

IN WITNESS WHEREOF, the said ELECTRONIC CLEARING HOUSE, INC., has caused this certificate to be signed by its Chief Financial Officer and its Corporate Secretary and its corporate seal to be hereto affixed this 6th day of September, 2001.

ELECTRONIC CLEARING HOUSE, INC.

Alice Cheung, Chief Financial Officer
Donna L. Rehman, Corporate Secretary